Exhibit 99.1

Span-America Reports Second Quarter Results for Fiscal 2013

GREENVILLE, S.C.--(BUSINESS WIRE)--May 1, 2013--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported results for its second fiscal quarter and six months ended March 30, 2013. Net income for the second quarter of fiscal 2013 was $1.2 million, or $0.41 per diluted share, compared with $1.8 million, or $0.62 per diluted share, in the second quarter of fiscal 2012. Net sales for the second quarter of fiscal 2013 were $16.6 million compared with net sales of $20.9 million in the second quarter of fiscal 2012.

“Span-America’s sales and net income in this year’s second quarter were below last year’s record levels due to seasonal sales events in the prior year’s second quarter that were either not repeated or reduced in the second quarter of fiscal 2013,” stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. “Last year’s second quarter results included a seasonal promotion of consumer bedding products that was not repeated in the second quarter this year. M.C. Healthcare’s sales generally experience a jump in sales during the second fiscal quarter as certain Canadian provincial governments accelerate purchases prior to their March 31st fiscal year-ends; however, seasonal demand was lower this year due to a change in purchasing priorities compared with last year’s government budgets.

“We expect our sales and earnings to be higher in the third quarter of fiscal 2013 compared with the third quarter of last fiscal year due primarily to higher sales in our medical segment. We are seeing increased demand for our medical products in certain parts of the market, and we expect modest medical sales growth as we head into the third quarter of fiscal 2013,” continued Mr. Ferguson.

Second Quarter Results

Second quarter sales for fiscal 2013 were $16.6 million compared with $20.9 million in the second quarter of last fiscal year. The majority of the sales decrease occurred in the consumer bedding portion of the custom products segment where sales were down $2.5 million compared with the second quarter of last fiscal year. Approximately $1.5 million, or 61%, of the consumer sales decline was the result of a special promotion that occurred during last year’s second quarter that was not repeated in the second quarter this year. The remainder of the consumer sales decline was due to a combination of weak demand at the retail level and inventory reductions from a large customer. In the medical segment, sales for the second quarter of fiscal 2013 declined $1.7 million from the second quarter of fiscal 2012 due to lower orders for M.C. Healthcare products from Canadian provincial governments as a result of changes in their healthcare spending priorities.

Total medical sales, including M.C. Healthcare, were $12.0 million for the second quarter of fiscal 2013, compared with $13.7 million in last year’s second quarter. The sales decrease was primarily attributable to M.C. Healthcare product lines, where sales in the second quarter of fiscal 2013 declined to $3.2 million from $4.9 million in the second quarter last year. M.C. Healthcare’s sales are generally seasonally stronger in our second fiscal quarter as orders typically increase ahead of Canada’s March 31st government fiscal year-end. However, second quarter purchases were smaller this fiscal year compared with the second quarter of last year because bed purchases were a lower priority in this year’s provincial healthcare spending plans than they were last year.

Sales of therapeutic support surfaces, our largest medical product line, increased 6% during the second quarter this fiscal year to $5.7 million compared with $5.4 million in the second quarter last fiscal year. This marked our eighth consecutive quarter-over-quarter sales growth for the therapeutic support surface product lines. Most of the sales growth was generated by our newest products, the PressureGuard Custom Care® series and the Geo-Mattress Ultramax™. Sales of these support surfaces continued to grow rapidly in the second quarter this year, and we are encouraged by the level of customer interest in these new products.

Total sales of pressure management products, including therapeutic support surfaces, were level at $8.8 million for the second quarter of fiscal 2013 and 2012, respectively. The sales growth from therapeutic support surfaces was offset by lower sales from other pressure management product lines, including overlays, patient positioners, seating products and bedside safety mats, compared with the second quarter of last fiscal year. Sales of the Selan® skin care product line jumped 43% in the second quarter of fiscal 2013 compared with the second quarter of fiscal 2012 due to a large order from a long-time customer.

Sales in the custom products segment declined to $4.6 million in the second quarter of fiscal 2013 compared with $7.2 million in the second quarter of fiscal 2012. The majority of the sales decline came from our consumer bedding product lines. Consumer sales decreased to $3.9 million in the second quarter of fiscal 2013 compared with $6.3 million in the second quarter last year. Approximately $1.5 million, or 61%, of that decline was the result of a special promotion that occurred during last year’s second quarter that was not repeated in the second quarter this year. The remainder of the consumer sales decline was due to a combination of weak demand at the retail level and inventory reductions from a large customer.

Sales of industrial products decreased 16% in the second quarter to $723,000 compared with $859,000 in the same quarter last year. The decline in industrial sales was due to the loss in the third quarter last fiscal year of a customer who moved its manufacturing outside the United States. That lost business was partly offset by continued sales growth to customers in the automotive market.

This year’s second quarter gross profit declined 17% to $5.8 million compared with $7.0 million in the same period last year due to lower sales volume. Gross margin in the second quarter of this year increased to 34.8% from 33.4% in the same quarter last year due to a favorable shift in sales mix from the lower-margin custom products segment to the higher-margin medical segment. In addition, there was a more profitable sales mix within the pressure management product lines due to sales growth from our therapeutic support surfaces.

Selling, marketing and administrative expenses decreased 8% during the quarter, partially offsetting the effect of lower sales volume. Research and development expenses in the second quarter of this year rose 1% compared with the second quarter of last year because of increased product development efforts for medical products.

Operating income for the second quarter decreased 33% to $1.8 million compared with $2.7 million in the same quarter last year. Second quarter net income declined 32% to $1.2 million compared with $1.8 million in the second quarter last fiscal year. Diluted earnings per share were $0.41 in the second quarter of fiscal 2013 compared with $0.62 in the prior year’s second quarter. The declines in operating income and net income were due to lower sales volume during the quarter compared with the second quarter last year.

Year-to-Date Results

For the first half of fiscal 2013, total sales decreased 8% to $38.3 million compared with $41.4 million in the first half of last fiscal year. The majority of the decline occurred in the custom products segment where sales were $15.4 million for the first half of fiscal 2013 compared with $18.3 million in the first half of fiscal 2012.

Total medical sales, including M.C. Healthcare, for the first half of fiscal 2013 were $22.9 million compared with $23.2 million in the first half of last fiscal year. Sales of M.C. Healthcare products were down 7% to $5.6 million in the first half of this year compared with $6.0 million in the same period last year.

Sales of pressure management product lines in the medical segment increased by 1% to $17.3 million during the first half of fiscal 2013 compared with $17.2 million in the same period of fiscal 2012. Most of this increase came from therapeutic support surfaces, which increased 6% to $11.1 million in the first half of this year compared with $10.5 million in the first half last year.

In the custom products segment, consumer sales for the first half of fiscal 2013 decreased 15% to $13.9 million compared with $16.4 million in the first half of fiscal 2012 because of lower second quarter sales as discussed above. Industrial sales decreased by 19% to $1.5 million during the first half of this year compared with $1.8 million in the same period last year primarily because of the loss of the customer described above.

Net income for the first half of fiscal 2013 decreased 12% to $2.6 million, or $0.87 per diluted share, compared with $2.9 million, or $1.01 per diluted share, in the same period last year. The decrease in earnings was primarily caused by lower sales volume in the medical and custom products segments and higher R&D expenses in the medical segment as a result of an increase in new-product development projects.

Outlook for Fiscal 2013

“We expect third quarter sales this year to increase over the third quarter last year based on scheduled orders for several of our medical products, which indicates improving demand in parts of our medical market,” commented Mr. Ferguson. “We also expect earnings in this year’s third quarter to exceed last year’s third quarter earnings even though we are experiencing increased pressure on margins due to a price increase for some of our foam raw materials. Prices on certain foams increased on April 1st due to a temporary shortage of a key chemical component. We expect these foam prices to be at least partially rolled back in the near future as the component chemical supplies return to normal levels.

“We remain positive about our sales outlook for medical products based on growing demand for our newer products and improving sales in several parts of our markets. We expect the launch of a new M.C. Healthcare product during the third quarter to make a modest contribution to the quarter’s sales, and for sales momentum to build as the new product is introduced across our customer base.

“Our outlook for the consumer market remains weak for the third quarter based on soft sales during the most recent quarter and the potential disruption in our selling momentum arising from the anticipated transition of our exclusive distribution agreement from Louisville Bedding to Hollander Home Fashions in connection with Louisville Bedding’s recently announced agreement to sell its utility bedding retail business to Hollander. We expect that the sale will close and that our exclusive distribution agreement will be assigned to and assumed by Hollander. We are optimistic about the future potential of marketing our consumer products through Hollander because of its larger distribution network, solid reputation in the market and excellent brands in its portfolio,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the possible temporary disruption of our consumer sales and marketing efforts as a result of the proposed sale of certain assets of our exclusive consumer products distributor, Louisville Bedding Company, to Hollander Home Fashions, (b) the possibility that the assignment of our current distribution agreement to Hollander will not be successfully completed, (c) the possibility of a loss of a key customer or distributor for our products, (d) the inability to achieve anticipated sales volumes of medical or custom products, (e) the addition of new risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (f) the possibility of having material uncollectible receivables from one or more key customers or distributors, (g) the potential for volatile pricing conditions in the market for polyurethane foam, (h) raw material cost increases, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	March 30,	March 31,		March 30,	March 31,
	2013	2012	% Chg	2013	2012	% Chg

Net sales	$16,622,891	$20,932,807	-21%	$38,283,415	$41,427,428	-8%
Cost of goods sold	10,846,205	13,939,066	-22%	26,363,622	29,210,059	-10%
Gross profit	5,776,686	6,993,741	-17%	11,919,793	12,217,369	-2%
	34.8%	33.4%		31.1%	29.5%

Selling and marketing expenses	2,590,602	2,763,431	-6%	5,262,283	5,073,483	4%
Research and development expenses	322,782	318,925	1%	667,747	501,206	33%
General and administrative expenses	1,050,357	1,214,422	-14%	2,099,660	2,239,698	-6%
	3,963,741	4,296,778	-8%	8,029,690	7,814,387	3%

Operating income	1,812,945	2,696,963	-33%	3,890,103	4,402,982	-12%
	10.9%	12.9%		10.2%	10.6%
Non-operating income (expense):
Interest expense	(3,125)	(4,339)	28%	(8,842)	(8,633)	-2%
Other	(24,083)	(6,626)	-263%	(28,815)	(16,383)	-76%
Net non-operating income (expense)	(27,208)	(10,965)	-148%	(37,657)	(25,016)	-51%

Income before income taxes	1,785,737	2,685,998	-34%	3,852,446	4,377,966	-12%

Income taxes	552,000	861,000	-36%	1,255,000	1,428,000	-12%
Net income	$1,233,737	$1,824,998	-32%	$2,597,446	$2,949,966	-12%
	7.4%	8.7%		6.8%	7.1%

Net income per common share:
Basic	$0.42	$0.63	-33%	$0.89	$1.03	-14%
Diluted	0.41	0.62	-33%	0.87	1.01	-14%

Dividends per common share (1)	$0.125	$0.11	14%	$1.25	$0.22	468%

Weighted average shares outstanding:
Basic	2,944,116	2,912,990	1%	2,932,639	2,866,661	2%
Diluted	2,997,192	2,965,208	1%	2,988,692	2,918,083	2%

Supplemental data:
Depreciation expense	$185,332	$184,471	0%	$368,927	$374,545	-1%
Amortization expense	131,955	164,401	-20%	266,591	191,612	39%

(1) Dividends per common share include a special dividend of $1.00 per share paid on December 4, 2012.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	March 30,	Sept. 29,
	2013	2012
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$2,576,077	$2,665,302
Accounts receivable, net of allowances	8,672,540	8,238,266
Inventories	6,726,784	9,418,842
Deferred income taxes	613,420	613,420
Prepaid expenses	572,101	314,912
Total current assets	19,160,922	21,250,742

Property and equipment, net	5,225,701	5,390,675
Goodwill	4,523,728	4,610,615
Intangibles, net	3,664,705	3,990,887
Other assets	2,586,736	2,404,847
	$35,161,792	$37,647,766

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,890,364	$3,360,859
Accrued and sundry liabilities	2,442,697	3,359,487
Total current liabilities	5,333,061	6,720,346

Deferred income taxes	291,184	293,149
Deferred compensation	524,746	554,287
Total long-term liabilities	815,930	847,436

Total liabilities	6,148,991	7,567,782

Shareholders’ equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,951,894 (Mar. 30, 2013) and 2,919,250 (Sept. 29, 2012)	3,071,544	2,757,359
Additional paid-in capital	859,175	838,252
Retained earnings	25,140,367	26,199,977
Accumulated other comprehensive (loss) income	(58,285)	284,396
Total shareholders’ equity	29,012,801	30,079,984

	$35,161,792	$37,647,766

Note: The Balance Sheet at September 29, 2012 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer